S&T Earnings Release -1

CONTACT: Mark Kochvar Chief Financial Officer 724.465.4826 800 Philadelphia Street Indiana, PA 15701 mark.kochvar@stbank.com www.stbancorp.com
FOR IMMEDIATE RELEASE

S&T Bancorp, Inc. Announces First Quarter 2020 Results and Declares First Quarter Dividend

Indiana, Pa. - April 30, 2020 - S&T Bancorp, Inc. (S&T) (NASDAQ: STBA), the holding company for S&T Bank, with operations in five markets including Western Pennsylvania, Eastern Pennsylvania, Northeast Ohio, Central Ohio, and Upstate New York, announced its first quarter 2020 earnings. Net income was $13.2 million, or $0.34 per diluted share, for the first quarter of 2020 compared to net income of $22.3 million, or $0.62 per diluted share, for the fourth quarter of 2019, and $22.9 million, or $0.66 per diluted share, for the first quarter of 2019. The first quarter of 2020 financial results included one-time expenses of $2.3 million, or $0.05 per diluted share, related to the DNB Financial Corporation (DNB) merger which closed on November 30, 2019, compared to $10.2 million, or $0.23 per diluted share in the fourth quarter of 2019.

Impact and Response to the COVID-19 Pandemic:

In response to the COVID-19 pandemic numerous measures have been taken to promote the health and safety of our employees, and the customers and communities we serve. Preventive health measures including social distancing, wearing masks, remote work where feasible, extra cleaning and branch access restrictions have been implemented. Our ongoing Business Continuity teams were activated and have guided our efforts to respond to the rapidly developing situation.

We have made strong efforts to support our customers and communities through the potential financial hardships that have arisen through this crisis, including:

•	Consumer and homeowner needs based loan assistance

•	Commercial and Business needs based loan assistance

•	Access to the SBA Paycheck Protection Program

•	Extended Solution Center (call center) hours

•	Promotion of Mobile and Online banking solutions

•	$85,000 of donations to local food banks and hospitals

S&T is well positioned to be a source of strength and support during this crisis through our employees and customers supported by strong capital and liquidity.

First Quarter of 2020 Highlights:

•	Portfolio loans increased $109.6 million, or 6.2% annualized, compared to the fourth quarter of 2019.

•	Net interest margin was 3.53% compared to 3.55% for the fourth quarter of 2019 and 3.71% for the same quarter a year ago.

•
Return on average assets (ROA) was 0.61%, return on average equity (ROE) was 4.47% and return on average tangible equity (ROTE) (non-GAAP) was 6.82%. Excluding $2.3 million of merger related expenses ROA was 0.70% (non-GAAP), ROE was 5.13% (non-GAAP) and ROTE was 7.79% (non-GAAP)

•	S&T's Board of Directors declared a $0.28 per share dividend. This is an increase of 3.7% compared to a dividend of $0.27 per share declared in the same period in the prior year.

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S&T Earnings Release -2

“Despite facing obvious challenges in the final month of the quarter, it has been rewarding to see the commitment and dedication of the S&T Bank team to adapt to a rapidly changing environment,” said Todd Brice, Chief Executive Officer. “The pandemic has presented many uncertainties, but the response of our employees to assist clients has been amazing and will strengthen our long-standing relationships with them.” Mr. Brice continued, “Prior to the COVID-19 pandemic we had tremendous momentum across all our lines of business and markets and are well positioned to capitalize on opportunities as the economy recovers.”

Net Interest Income

Net interest income increased $5.6 million to $70.0 million for the first quarter of 2020 compared to $64.4 million for the fourth quarter of 2019. The increase was primarily due to growth in average loan balances of $666.3 million, the majority due to a full quarter impact for the DNB merger, which added $900 million of loans and $991 million of deposits. Net interest margin on a fully taxable equivalent basis (FTE) (non-GAAP) declined 2 basis points to 3.53% for the first quarter of 2020 from 3.55% in the fourth quarter of 2019 primarily due to decreases in short-term rates. Loan rates decreased 13 basis points to 4.64% and total interest-bearing liability costs decreased 16 basis points to 1.22%.

Asset Quality

The adoption of the Current Expected Credit Loss (CECL) accounting standard as of January 1, 2020 and the uncertainty around the COVID-19 pandemic both contributed to the higher Allowance for Credit Losses (ACL) of 1.34% of total portfolio loans as of March 31, 2020 compared to 0.87% at December 31, 2019. The provision for credit losses increased to $20.0 million in the first quarter of 2020 compared to $2.2 million in the fourth quarter of 2019. Included in the provision for credit losses in the first quarter of 2020 is $1.6 million for the reserve for unfunded commitments compared to $0.1 million in the fourth quarter of 2019. Net loan charge-offs were $11.2 million for the first quarter of 2020 compared to $2.0 million in the fourth quarter of 2019. The increase in net loan charge-offs in the first quarter 2020 primarily related to a $9.9 million Commercial & Industrial loan charge-off, which was classified as nonperforming and impaired in the fourth quarter of 2019. Total nonperforming loans increased $19.7 million to $73.8 million, or 1.02% of total loans, at March 31, 2020 compared to $54.1 million, or 0.76% of total loans at December 31, 2019. The increase in nonperforming loans in the first quarter of 2020 primarily related to a $20.9 million Commercial Real Estate relationship that had been experiencing difficulties prior to the onset of the pandemic.

Noninterest Income and Expense

Noninterest income decreased $2.8 million to $12.4 million in the first quarter of 2020 compared to $15.2 million in the fourth quarter of 2019. Other noninterest income decreased by $3.5 million primarily due to the decline in the fair value of the assets in a nonqualified benefit plan of $1.6 million and a reduction in the fair value of equity securities of $2.0 million. Mortgage banking income improved during the quarter by $0.5 million due to increased refinancing activity.

Noninterest expense decreased $3.7 million to $46.4 million for the first quarter of 2020 compared to $50.0 million in the fourth quarter of 2019. The decrease in noninterest expense was mainly due to a $7.9 million decrease in merger related expenses, to $2.3 million in the first quarter of 2020 compared to $10.2 million in the fourth quarter of 2019. The decrease of $1.5 million in salaries and employee benefits primarily related to the decline in the fair value of the liability in a nonqualified benefit plan. These decreases were offset by increases of $2.1 million in other expenses, $2.4 million in other taxes and $0.5 million in FDIC insurance expense. Included in other expenses was a $1.1 million increase related to historic tax credits and a $0.3 million increase in amortization of intangibles due to the DNB merger. Other taxes increased $2.4 million mainly due to a one-time adjustment related to a state sales tax assessment in the fourth quarter of 2019. The increase in FDIC insurance expense was due to $0.5 million of Small Bank Assessment Credits received in the fourth quarter of 2019.

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S&T Earnings Release -3

Financial Condition

Total assets increased $0.2 billion to $9.0 billion at March 31, 2020 compared to $8.8 billion at December 31, 2019. Portfolio loans grew during the quarter with an increase of $109.6 million, or 6.2% annualized, compared to the fourth quarter of 2019. Commercial loans grew $107.6 million during the quarter, or 7.9% annualized, with growth in all commercial portfolios. Deposits were $7.1 billion at March 31, 2020 compared to $7.0 billion at December 31, 2019.

Common shares totaling 411,430 were repurchased during the first quarter of 2020 at a total cost of $12.6 million, or an average of $30.52 per share. As the impact of the COVID-19 pandemic spread, repurchase activity was suspended in mid-March.

All regulatory risk-based capital ratios declined at March 31, 2020 compared to December 31, 2019 due to increases in risk weighted assets, lower retained earnings growth and share repurchases. S&T continues to maintain a strong capital position with all capital ratios above the well-capitalized thresholds of federal bank regulatory agencies.

Dividend

The Board of Directors of S&T declared a $0.28 per share cash dividend on April 29, 2020. This is an increase of 3.7% compared to a dividend of $0.27 per share declared in the same period in the prior year. The dividend is payable June 2, 2020 to shareholders of record on May 19, 2020.

Conference Call

S&T will host its first quarter 2020 earnings conference call live over the Internet at 1:00 p.m. ET on Thursday, April 30, 2020. To access the webcast, go to S&T’s webpage at www.stbancorp.com and click on “Events & Presentations.” Select “1st Quarter 2020 Earnings Conference Call” and follow the instructions. After the live presentation, the webcast will be archived on this website for at least 90 days. A replay of the call will also be available until May 7, 2020, by dialing 1.877.481.4010; the Conference ID is 33995.

About S&T Bancorp, Inc. and S&T Bank

S&T Bancorp, Inc. is a $9.0 billion bank holding company that is headquartered in Indiana, Pennsylvania and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank, was recently named by Forbes as a 2019 World's Best Bank. Established in 1902, S&T Bank operates in five markets including Western Pennsylvania, Eastern Pennsylvania, Northeast Ohio, Central Ohio, and Upstate New York. For more information visit stbancorp.com, stbank.com, and follow us on Facebook, Instagram, and  LinkedIn.

This information contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to our financial condition, results of operations, plans, objectives, outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting S&T and its future business and operations. Forward-looking statements are typically identified by words or phrases such as “will likely result”, “expect”, “anticipate”, “estimate”, “forecast”, “project”, “intend”, “ believe”, “assume”, “strategy”, “trend”, “plan”, “outlook”, “outcome”, “continue”, “remain”, “potential”, “opportunity”, “believe”, “comfortable”, “current”, “position”, “maintain”, “sustain”, “seek”, “achieve” and variations of such words and similar expressions, or future or conditional verbs such as will, would, should, could or may. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or

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S&T Earnings Release -4

by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to: credit losses and the credit risk of our commercial and consumer loan products; changes in the level of charge-offs and changes in estimates of the adequacy of the allowance for credit losses; cyber-security concerns; rapid technological developments and changes; sensitivity to the interest rate environment including a prolonged period of low interest rates, a rapid increase in interest rates or a change in the shape of the yield curve; a change in spreads on interest-earning assets and interest-bearing liabilities; regulatory supervision and oversight, including changes in regulatory capital requirements and our ability to address those requirements; changes in accounting policies, practices, or guidance, for example, our adoption of CECL; legislation affecting the financial services industry as a whole, and S&T, in particular; the outcome of pending and future litigation and governmental proceedings; increasing price and product/service competition; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; managing our internal growth and acquisitions; the possibility that the anticipated benefits from acquisitions, including DNB, cannot be fully realized in a timely manner or at all, or that integrating the acquired operations will be more difficult, disruptive or costly than anticipated; containing costs and expenses; reliance on significant customer relationships; an interruption or cessation of an important service by a third-party provider; general economic or business conditions, including the strength of regional economic conditions in our market area; the duration and severity of the coronavirus (“COVID-19”) pandemic, both in our principal area of operations and nationally, including the ultimate impact of the pandemic on the economy generally and on our operations; deterioration of the housing market and reduced demand for mortgages; deterioration in the overall macroeconomic conditions or the state of the banking industry that could warrant further analysis of the carrying value of goodwill and could result in an adjustment to its carrying value resulting in a non-cash charge to net income; the stability of our core deposit base and access to contingency funding; re-emergence of turbulence in significant portions of the global financial and real estate markets that could impact our performance, both directly, by affecting our revenues and the value of our assets and liabilities, and indirectly, by affecting the economy generally and access to capital in the amounts, at the times and on the terms required to support our future businesses.

Many of these factors, as well as other factors, are described in our filings with the SEC. Forward-looking statements are based on beliefs and assumptions using information available at the time the statements are made. We caution you not to unduly rely on forward-looking statements because the assumptions, beliefs, expectations and projections about future events may, and often do, differ materially from actual results. Any forward-looking statement speaks only as to the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect developments occurring after the statement is made.

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S&T Bancorp, Inc.	S&T Earnings Release -	5
Consolidated Selected Financial Data
Unaudited

	2020	2019	2019
	First	Fourth	First
(dollars in thousands, except per share data)	Quarter	Quarter	Quarter
INTEREST AND DIVIDEND INCOME
Loans, including fees	$82,051	$77,426	$73,392
Investment securities:
Taxable	4,215	3,744	3,790
Tax-exempt	870	836	844
Dividends	453	451	564
Total Interest and Dividend Income	87,589	82,457	78,590

INTEREST EXPENSE
Deposits	15,338	15,783	14,981
Borrowings and junior subordinated debt securities	2,215	2,262	3,253
Total Interest Expense	17,553	18,045	18,234

NET INTEREST INCOME	70,036	64,412	60,356
Provision for credit losses(a)	20,050	2,239	5,684
Net Interest Income After Provision for Credit Losses	49,986	62,173	54,672

NONINTEREST INCOME
Net gain (loss) on sale of securities	—	(26)	—
Service charges on deposit accounts	3,558	3,540	3,153
Debit and credit card	3,482	3,454	2,974
Commercial loan swap income	2,484	2,356	581
Wealth management	2,362	2,412	2,048
Mortgage banking	1,236	765	494
Other	(719)	2,730	2,112
Total Noninterest Income	12,403	15,231	11,362

NONINTEREST EXPENSE
Salaries and employee benefits	21,335	22,851	20,910
Data processing and information technology	3,868	4,141	3,233
Net occupancy	3,765	3,219	3,036
Furniture, equipment and software	2,519	2,337	2,230
Merger related expense	2,342	10,179	—
Other taxes	1,600	(818)	1,185
Marketing	1,111	1,116	1,141
Professional services and legal	1,048	862	1,184
FDIC insurance	770	222	516
Other	8,033	5,935	5,449
Total Noninterest Expense	46,391	50,044	38,884
Income Before Taxes	15,998	27,360	27,150
Provision for income taxes	2,767	5,091	4,222
Net Income	$13,231	$22,269	$22,928

Per Share Data
Shares outstanding at end of period	39,125,425	39,560,304	34,330,136
Average shares outstanding - diluted	39,325,938	35,913,237	34,542,811
Diluted earnings per share	$0.34	$0.62	$0.66
Dividends declared per share	$0.28	$0.28	$0.27
Dividend yield (annualized)	4.10%	2.78%	2.73%
Dividends paid to net income	83.52%	42.94%	40.64%
Book value	$30.06	$30.13	$27.47
Tangible book value (1)	$20.29	$20.52	$19.04
Market value	$27.32	$40.29	$39.53
Profitability Ratios (annualized)
Return on average assets	0.61%	1.11%	1.29%
Return on average shareholders' equity	4.47%	8.30%	9.84%
Return on average tangible shareholders' equity (2)	6.82%	12.04%	14.27%
Efficiency ratio (FTE) (3)	52.89%	49.64%	53.55%
(a)Upon adoption of CECL on January 1, 2020, provision for credit losses has been modified to also include amounts related to unfunded loan commitments. Prior period amounts have been restated to conform to the current presentation.

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S&T Bancorp, Inc.	S&T Earnings Release -	6
Consolidated Selected Financial Data
Unaudited

	2020	2019	2019
	First	Fourth	First
(dollars in thousands)	Quarter	Quarter	Quarter
ASSETS
Cash and due from banks, including interest-bearing deposits	$187,684	$169,304	$116,820
Federal funds sold	—	28,519	—
Securities, at fair value	799,532	784,283	680,420
Loans held for sale	7,309	5,256	2,706
Commercial loans:
Commercial real estate	3,442,495	3,416,518	2,901,625
Commercial and industrial	1,781,402	1,720,833	1,513,007
Commercial construction	396,518	375,445	245,658
Total Commercial Loans	5,620,415	5,512,796	4,660,290
Consumer loans:
Residential mortgage	988,816	998,585	729,914
Home equity	544,405	538,348	463,566
Installment and other consumer	79,887	79,033	70,960
Consumer construction	13,222	8,390	10,722
Total Consumer Loans	1,626,330	1,624,356	1,275,162
Total Portfolio Loans	7,246,745	7,137,152	5,935,452
Allowance for credit losses	(96,850)	(62,224)	(61,409)
Total Portfolio Loans, Net	7,149,895	7,074,928	5,874,043
Federal Home Loan Bank and other restricted stock, at cost	28,253	22,977	19,959
Commercial rate swaps	88,135	25,647	10,645
Goodwill	374,270	371,621	287,446
Other assets	370,418	282,115	237,223
Total Assets	$9,005,496	$8,764,649	$7,229,262

LIABILITIES
Deposits:
Noninterest-bearing demand	$1,702,960	$1,698,082	$1,423,436
Interest-bearing demand	962,937	962,331	541,053
Money market	1,967,692	1,949,811	1,700,964
Savings	836,237	830,919	767,175
Certificates of deposit	1,588,053	1,595,433	1,400,773
Total Deposits	7,057,879	7,036,576	5,833,401

Borrowings:
Securities sold under repurchase agreements	69,644	19,888	23,427
Short-term borrowings	410,240	281,319	235,000
Long-term borrowings	50,180	50,868	70,418
Junior subordinated debt securities	64,038	64,277	45,619
Total Borrowings	594,102	416,352	374,464
Other liabilities	177,264	119,723	78,241
Total Liabilities	7,829,245	7,572,651	6,286,106

SHAREHOLDERS' EQUITY
Total Shareholders' Equity	1,176,251	1,191,998	943,156
Total Liabilities and Shareholders' Equity	$9,005,496	$8,764,649	$7,229,262

Capitalization Ratios
Shareholders' equity / assets	13.06%	13.60%	13.05%
Tangible common equity / tangible assets (4)	9.21%	9.68%	9.42%
Tier 1 leverage ratio	10.03%	10.29%	9.96%
Common equity tier 1 capital	10.93%	11.43%	11.35%
Risk-based capital - tier 1	11.32%	11.84%	11.69%
Risk-based capital - total	12.73%	13.22%	13.19%

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S&T Bancorp, Inc.	S&T Earnings Release -	7
Consolidated Selected Financial Data
Unaudited

	2020		2019		2019
	First		Fourth		First
(dollars in thousands)	Quarter		Quarter		Quarter
Net Interest Margin (FTE) (QTD Averages)
ASSETS
Interest-bearing deposits with banks	$99,646	1.42%	$82,255	1.44%	$53,588	2.63%
Securities, at fair value	786,858	2.54%	696,889	2.61%	680,517	2.68%
Loans held for sale	1,867	3.76%	3,582	3.56%	894	4.07%
Commercial real estate	3,408,684	4.73%	3,056,513	4.77%	2,905,272	5.02%
Commercial and industrial	1,751,678	4.53%	1,666,061	4.77%	1,508,658	5.20%
Commercial construction	386,363	4.68%	339,274	4.71%	249,997	5.37%
Total Commercial Loans	5,546,725	4.66%	5,061,848	4.77%	4,663,927	5.10%
Residential mortgage	990,866	4.18%	850,566	4.42%	722,554	4.38%
Home equity	540,193	4.84%	499,520	5.03%	467,739	5.44%
Installment and other consumer	79,680	7.01%	76,029	7.13%	69,099	7.17%
Consumer construction	10,508	4.61%	12,021	4.96%	9,466	6.19%
Total Consumer Loans	1,621,247	4.54%	1,438,136	4.78%	1,268,858	4.93%
Total Portfolio Loans	7,167,972	4.64%	6,499,984	4.77%	5,932,785	5.06%
Total Loans	7,169,839	4.64%	6,503,566	4.77%	5,933,679	5.06%
Federal Home Loan Bank and other restricted stock	23,601	6.90%	21,791	7.44%	24,471	8.49%
Total Interest-earning Assets	8,079,944	4.40%	7,304,501	4.53%	6,692,255	4.81%
Noninterest-earning assets	687,382		619,586		518,500
Total Assets	$8,767,326		$7,924,087		$7,210,755

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing demand	$942,030	0.59%	$810,909	0.75%	$545,695	0.41%
Money market	1,993,764	1.27%	1,791,981	1.53%	1,568,417	1.89%
Savings	830,985	0.23%	783,990	0.26%	770,587	0.25%
Certificates of deposit	1,601,324	1.80%	1,417,619	1.91%	1,434,511	1.88%
Total interest-bearing Deposits	5,368,103	1.15%	4,804,499	1.30%	4,319,210	1.41%
Securities sold under repurchase agreements	30,790	0.56%	14,046	0.75%	23,170	0.52%
Short-term borrowings	286,365	1.61%	241,368	2.08%	319,389	2.72%
Long-term borrowings	51,845	2.52%	56,026	2.63%	70,196	2.84%
Junior subordinated debt securities	64,195	4.40%	54,801	4.33%	45,619	5.21%
Total Borrowings	433,195	2.06%	366,241	2.45%	458,374	2.88%
Total interest-bearing Liabilities	5,801,298	1.22%	5,170,740	1.38%	4,777,584	1.55%
Noninterest-bearing liabilities	1,776,453		1,689,076		1,488,057
Shareholders' equity	1,189,575		1,064,271		945,114
Total Liabilities and Shareholders' Equity	$8,767,326		$7,924,087		$7,210,755

Net Interest Margin (5)		3.53%		3.55%		3.71%

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S&T Bancorp, Inc.	S&T Earnings Release -	8
Consolidated Selected Financial Data
Unaudited

	2020		2019		2019
	First		Fourth		First
(dollars in thousands)	Quarter		Quarter		Quarter
Nonperforming Loans (NPL)
Commercial loans:		% NPL		% NPL		% NPL
Commercial real estate	$50,508	1.47%	$29,140	0.85%	$29,109	1.00%
Commercial and industrial	9,081	0.51%	13,982	0.81%	6,810	0.45%
Commercial construction	571	0.14%	737	0.20%	1,226	0.50%
Total Nonperforming Commercial Loans	60,160	1.07%	43,859	0.80%	37,145	0.80%
Consumer loans:
Residential mortgage	10,582	1.07%	7,519	0.75%	6,630	0.91%
Home equity	2,797	0.51%	2,639	0.49%	4,146	0.89%
Installment and other consumer	258	0.32%	40	0.05%	29	0.04%
Total Nonperforming Consumer Loans	13,637	0.83%	10,198	0.63%	10,805	0.85%
Total Nonperforming Loans	$73,797	1.02%	$54,057	0.76%	$47,950	0.81%

	2020	2019	2019
	First	Fourth	First
(dollars in thousands)	Quarter	Quarter	Quarter
Loan Charge-offs/(Recoveries)
Charge-offs	$11,445	$2,798	$6,023
Recoveries	(289)	(802)	(788)
Net Loan Charge-offs/(Recoveries)	$11,156	$1,996	$5,235

Net Loan Charge-offs/(Recoveries)
Commercial loans:
Commercial real estate	$428	$829	($121)
Commercial and industrial	10,265	(121)	5,059
Commercial construction	(2)	404	(1)
Total Commercial Loan Charge-offs/(Recoveries)	10,691	1,112	4,937
Consumer loans:
Residential mortgage	19	112	115
Home equity	80	383	(19)
Installment and other consumer	366	389	284
Consumer construction	—	—	(82)
Total Consumer Loan Charge-offs	465	884	298
Total Net Loan Charge-offs/(Recoveries)	$11,156	$1,996	$5,235

	2020	2019	2019
	First	Fourth	First
(dollars in thousands)	Quarter	Quarter	Quarter
Asset Quality Data
Nonperforming loans	$73,797	$54,057	$47,950
OREO	3,389	3,525	2,828
Nonperforming assets	77,186	57,582	50,778
Troubled debt restructurings (nonaccruing)	36,054	8,912	7,873
Troubled debt restructurings (accruing)	15,189	36,960	23,002
Total troubled debt restructurings	51,243	45,872	30,875
Nonperforming loans / loans	1.02%	0.76%	0.81%
Nonperforming assets / loans plus OREO	1.06%	0.81%	0.85%
Allowance for credit losses / total portfolio loans	1.34%	0.87%	1.03%
Allowance for credit losses / nonperforming loans	131%	115%	128%
Net loan charge-offs (recoveries)	$11,156	$1,996	$5,235
Net loan charge-offs (recoveries)(annualized) / average loans	0.63%	0.12%	0.36%

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S&T Bancorp, Inc.	S&T Earnings Release -	9
Consolidated Selected Financial Data
Unaudited

Definitions and Reconciliation of GAAP to Non-GAAP Financial Measures:

	2020	2019	2019
	First	Fourth	First
	Quarter	Quarter	Quarter

(1) Tangible Book Value (non-GAAP)
Total shareholders' equity	$1,176,251	$1,191,998	$943,156
Less: goodwill and other intangible assets	(384,557)	(382,540)	(289,864)
Tax effect of other intangible assets	2,160	2,293	508
Tangible common equity (non-GAAP)	$793,854	$811,751	$653,800
Common shares outstanding	39,125	39,560	34,330
Tangible book value (non-GAAP)	$20.29	$20.52	$19.04

(2) Return on Average Tangible Shareholders' Equity (non-GAAP)
Net income (annualized)	$53,216	$88,350	$92,987
Plus: amortization of intangibles (annualized)	2,542	1,298	739
Tax effect of amortization of intangibles (annualized)	(534)	(273)	(155)
Net income before amortization of intangibles (annualized)	$55,224	$89,375	$93,571

Average total shareholders' equity	$1,189,575	$1,064,271	$945,114
Less: average goodwill and other intangible assets	(382,025)	(323,281)	(289,954)
Tax effect of average goodwill and other intangible assets	2,235	1,077	527
Average tangible equity (non-GAAP)	$809,785	$742,067	$655,687
Return on average tangible shareholders' equity (non-GAAP)	6.82%	12.04%	14.27%

(3) Efficiency Ratio (non-GAAP)
Noninterest expense	$46,391	$50,178	$38,919
Less: merger related expenses	(2,342)	(10,179)	—
Noninterest expense excluding nonrecurring items	$44,049	$39,999	$38,919

Net interest income per consolidated statements of net income	$70,036	$60,827	$60,356
Less: net (gains) losses on sale of securities	—	26,000	—
Plus: taxable equivalent adjustment	849	903	961
Net interest income (FTE) (non-GAAP)	$70,885	$65,341	$61,317
Noninterest income	12,403	15,231	11,362
Net interest income (FTE) (non-GAAP) plus noninterest income	$83,288	$80,572	$72,679
Efficiency ratio (non-GAAP)	52.89%	49.64%	53.55%

(4) Tangible Common Equity / Tangible Assets (non-GAAP)
Total shareholders' equity	$1,176,251	$1,191,998	$943,156
Less: goodwill and other intangible assets	(384,557)	(382,540)	(289,864)
Tax effect of goodwill and other intangible assets	2,160	2,293	508
Tangible common equity (non-GAAP)	$793,854	$811,751	$653,800

Total assets	$9,005,497	$8,764,649	$7,229,262
Less: goodwill and other intangible assets	(384,557)	(382,540)	(289,864)
Tax effect of goodwill and other intangible assets	2,160	2,293	508
Tangible assets (non-GAAP)	$8,623,100	$8,384,402	$6,939,906
Tangible common equity to tangible assets (non-GAAP)	9.21%	9.68%	9.42%

(5) Net Interest Margin Rate (FTE) (non-GAAP)
Interest income	$87,589	$82,457	$78,590
Less: interest expense	17,553	(18,045)	(18,234)
Net interest income per consolidated statements of net income	$70,036	$64,412	$60,356
Plus: taxable equivalent adjustment	849	903	961
Net interest income (FTE) (non-GAAP)	$70,885	$65,315	$61,317
Net interest income (FTE) (annualized)	$285,098	$259,130	$248,675
Average earning assets	$8,079,944	$7,304,501	$6,692,255
Net interest margin - (FTE) (non-GAAP)	3.53%	3.55%	3.71%

- more -

S&T Bancorp, Inc.	S&T Earnings Release -	10
Consolidated Selected Financial Data
Unaudited

Definitions and Reconciliation of GAAP to Non-GAAP Financial Measures:

The following profitability metrics are adjusted to exclude merger related expenses from the DNB merger in the first quarter ended March 31, 2020.

2020
First
Quarter

Return on Average Tangible Shareholders' Equity (non-GAAP)
Net income	$13,231
Adjust for merger related expenses	2,342
Tax effect of merger related expenses	(405)
Net income excluding merger related expenses	$15,168

Net income excluding merger related expenses (annualized)	$61,005
Plus: amortization of intangibles (annualized)	2,542
Tax effect of amortization of intangibles (annualized)	(440)
Net income before amortization of intangibles (annualized)	$63,107

Average total shareholders' equity	$1,189,575
Less: average goodwill and other intangible assets	(382,025)
Tax effect of average goodwill and other intangible assets	2,235
Average tangible equity (non-GAAP)	$809,785
Return on average tangible shareholders' equity (non-GAAP)	7.79%

Return on Average Assets (non-GAAP)
Net income excluding merger related expenses (annualized)	$61,005
Average total assets	8,767,326
Return on average assets (non-GAAP)	0.70%

Return on Average Equity (non-GAAP)
Net income excluding merger related expenses (annualized)	$61,005
Average total shareholders' equity	1,189,575
Return on average assets (non-GAAP)	5.13%